Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HARVEST NATURAL RESOURCES, INC.

The undersigned, Stephen C. Haynes, certifies that he is the Vice President, Finance, Chief Financial Officer and Treasurer of Harvest Natural Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

1. The name of the Corporation is Harvest Natural Resources, Inc.

2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 20, 2002, and a Certificate of Correction of the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 9, 2002 (as amended, the “Certificate of Incorporation”).

3. This Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and approval by the stockholders of the Company was obtained at the annual meeting of stockholders on September 9, 2015.

4. The first sentence of Article 4 of the Certificate of Incorporation is hereby deleted in its entirety and is hereby replaced with the following:

“4. The total number of shares of stock that the corporation shall have authority to issue is:

A. Common Stock. One hundred fifty million (150,000,000) shares, par value $0.01 per share; and

B. Preferred Stock. Five million (5,000,000) shares, par value $0.01 per share.”

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 21st day of September, 2015.

HARVEST NATURAL RESOURCES, INC.

By:	/s/ Stephen C. Haynes
Name:	Stephen C. Haynes
Title:	Vice President, Finance, Chief Financial Officer and Treasurer